UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 26, 2010

Cooper Industries plc
__________________________________________
(Exact name of registrant as specified in its charter)

Ireland	1-31330	98-0632292
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5 Fitzwilliam Square, Dublin 2, Ireland		2
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	713-209-8400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On March 26, 2010, Cooper Industries plc announced that Cooper and Danaher Corporation entered into a Framework Agreement to create a joint venture (the "Joint Venture") combining Cooper’s Tools business with certain Tools businesses from Danaher’s Tools and Components Segment. Cooper and Danaher will each own a 50% interest in the Joint Venture. Closing of the transaction is subject to the Joint Venture obtaining a credit facility and term debt financing in the amount not less than $190 million, of which $90 million will be used by the Joint Venture to purchase from Danaher certain assets of Danaher’s Tools business and the balance of the debt financing will be for general corporate purposes, working capital and other needs. Closing of the transaction is also subject to other customary closing conditions including obtaining regulatory approvals. Upon closing, each party will execute a Contribution and Sale Agreement with the Joint Venture, which provides for the contribution and sale of the contributed Tools businesses to the Joint Venture. At closing, the parties will also enter into an Amended and Restated Operating Agreement which governs the organization, capital structure and management of the Joint Venture. The Amended and Restated Operating Agreement provides that the Joint Venture will be managed under the direction of a Board of Directors that will initially consist of six directors, three of whom shall be appointed by Cooper and three of whom shall be appointed by Danaher.

Item 9.01 Financial Statements and Exhibits.

99.1 Company press release dated March 26, 2010 titled,titled, "Cooper Industries And Danaher To Form Global Tools Business Through Joint Venture".

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cooper Industries plc

March 31, 2010	By:	/s/ Bruce M. Taten

Name: Bruce M. Taten
Title: Senior Vice President, General Counsel and Chief Compliance Officer

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Exhibit Index

Exhibit No.	Description

99.1	Cooper press release dated March 26, 2010 titled, “Cooper Industries And Danaher To Form Global Tools Business Through Joint Venture”.